                                                                  EXHIBIT 3.1(a)

                        CENTILLIUM COMMUNICATIONS, INC.

                         CERTIFICATE OF INCORPORATION


ARTICLE I    NAME.
             ----

     The name of the corporation is Centillium Communications, Inc. (hereinafter referred to as the "Corporation").

ARTICLE II   REGISTERED OFFICE AND PRINCIPAL OFFICE.
             --------------------------------------

     The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

ARTICLE III  AGENT FOR SERVICE OF PROCESS
             ----------------------------

     The registered agent for service of process and the incorporator of the corporation is The Corporation Trust Company. The registered agent is located at the address found in Article II above.

ARTICLE IV   PURPOSE.
             -------

     The nature of the business and purposes to be conducted by the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE V    DURATION.
             --------

     The Corporation shall have perpetual existence.

ARTICLE VI   CAPITAL STOCK
             -------------

     The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock, par value $0.001, and Preferred Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 32,000,000. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 15,530,000. The Corporation is authorized to issue five series of Preferred Stock to be designated, respectively, Series A Preferred Stock, Series B1 Preferred Stock, Series B2 Preferred Stock, Series B3 Preferred Stock and Series C Preferred Stock. The total number of shares of Series A Preferred Stock the Corporation shall have the authority to issue is 1,680,000. The total number of shares of Series B1 Preferred Stock the Corporation shall have the authority to issue is 2,000,000 shares. The total number of shares of Series B2 Preferred Stock the Corporation shall have the authority to issue is 800,000 shares. The total number of shares of Series B3 Preferred Stock the Corporation shall have the authority to issue is 3,500,000 shares. The total number of shares of Series C Preferred Stock the Corporation shall have the authority to issue is 7,550,000 shares. The rights, preferences, privileges and restrictions
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granted to or imposed on the Series A Preferred Stock (the "Series A Preferred
Stock"), the Series B1 Preferred Stock, the Series B2 Preferred Stock and the Series B3 Preferred Stock (collectively, the "Series B Preferred Stock") and the Series C Preferred Stock (the "Series C Preferred Stock," and, together with the Series A Preferred Stock and the Series B Stock, the "Preferred" or the "Preferred Stock") are as set forth below.

     A.  Dividends.  The holders of the Preferred shall be entitled to receive,
         ---------
when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the rate of eight percent (8.0%) of the applicable Original Issue Price per share per annum, adjusted for any stock dividends, stock split or recapitalization with respect to such shares, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation or, if greater (as determined on a per annum basis and an as converted basis for the Series A Preferred Stock, Series B1 Preferred Stock, Series B2 Preferred Stock, Series B3 Preferred Stock and Series C Preferred Stock), an amount equal to that paid on any other outstanding shares of this Corporation, payable when, as and if declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, until all declared dividends on the Preferred have been paid or set apart. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred unless declared by the Board of Directors. The "Original Issue Price" shall be $0.50 in the case of Series A Preferred Stock, $2.00 in the case of Series B1 Preferred Stock, $2.50 in the case of Series B2 Preferred Stock, $4.00 in the case of Series B3 Preferred Stock and $5.00 in the case of Series C Preferred Stock.

     B.  Liquidation Preference.  In the event of any liquidation, dissolution,
         ----------------------
or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

         1. The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to the applicable Original Issue Price for each share of Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Preferred. If the assets and funds thus available for distribution among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire amount of the assets and funds of the Corporation so available shall be distributed among the holders of the Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive. After payment has been made to the holders of the Preferred of the full amount to which they shall be entitled as aforesaid, any remaining assets shall be distributed ratably to the holders of the Corporation's stock, each share of Preferred Stock being treated for such purpose as the number of shares of Common Stock into which it could then be converted.

         2. For purposes of this Article VI, Section B, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the

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Corporation, or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred shall be treated as a liquidation, dissolution or winding up of the Corporation.

     C.  Voting Rights.
         -------------

         1.  Vote Other than for Directors.  Except as otherwise required by law
             -----------------------------
and as provided in Article VI, Section C.2 below with respect to the election of directors, the holders of the Preferred and the holders of Common Stock shall be entitled to notice of any shareholders' meeting and to vote as a single class upon any matter submitted to the shareholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred would be convertible on the record date for the vote and (ii) the holders of Common Stock have one vote per share of Common Stock.

         2.  Voting for Directors.  The holders of shares of Series B Preferred
             --------------------
Stock, voting as a class, shall be entitled to elect two (2) directors, the holders of Common Stock, voting as a class, shall be entitled to elect two (2) directors and the holders of all classes of capital stock, voting as a single class (on an as-converted to Common Stock basis), shall be entitled to elect any remaining directors. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of the Series B Preferred Stock voting as a class shall be filled by the vote or written consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock or, in the absence of action by such holders, by action of the remaining directors then in office and elected by the holders of Series B Preferred Stock. Any vacancy occurring because of the death, resignation or removal of a director elected by the vote of the holders of the Common Stock shall be filled by the vote or written consent of the holders of Common Stock or, in the absence of action by such holders of Common Stock, by action of the remaining directors then in office. Any vacancy occurring because of the death, resignation or removal of any other director shall be filled by the vote or written consent of the holders of all classes of capital stock of the Company, voting as a single class (on an as-converted to Common Stock basis) or, in the absence of action by such holders of capital stock, by action of the remaining directors then in office. A director may be removed from the Board of Directors with or without cause by the vote or consent of the holders of the outstanding class with voting power entitled to elect him in accordance with the General Corporation Law of the State of Delaware.

     D.  Conversion. The holders of the Preferred have conversion rights as
         ----------
follows (the "Conversion Rights"):

         1.  Right to Convert.  Each share of Preferred shall be convertible, at
             ----------------
the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The "Conversion Price" shall initially be, as applicable, $0.50 in the case of Series A Preferred Stock, $2.00 in the case of Series B1 Preferred Stock, $2.50 in the case of Series B2 Preferred Stock, $4.00 in the case of Series B3 Preferred Stock and $5.00 in the case of Series C

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Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

         2.  Automatic Conversion.  Each share of Preferred shall be converted
             --------------------
into shares of Common Stock at the applicable and then effective Conversion Price automatically (a) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price of at least $8.00 per share of Common Stock (as adjusted for any stock dividends, stock split or recapitalization with respect to such shares), with gross proceeds to the Corporation not less than $25 million or (b) the affirmative vote or written consent of holders of at least two-thirds of the then outstanding shares of Preferred Stock, including holders of at least a majority of the Series C Preferred Stock. In the event of the automatic conversion of the Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities. Upon any conversion of any Preferred, the Corporation shall promptly pay in cash all declared and unpaid dividends on the shares of Preferred being converted, to and including the time of conversion.

         3.  Mechanics of Conversion.  No fractional shares of Common Stock
             -----------------------
shall be issued upon conversion of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article VI, Section D.2, the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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          4.   Adjustments to Conversion Price for Diluting Issues.
               ---------------------------------------------------

               (1)  Special Definitions.  For purposes of this Article VI,
                    -------------------
Section D.4, the following definitions shall apply:

                    (a)  "Option" shall mean rights, options or warrants to
                          ------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (b)  The "Original Issue Date" shall mean the date
                              -------------------
immediately prior to the date on which the first share of Series C Preferred Stock was issued.

                    (c)  "Convertible Securities" shall mean any evidences of
                          ----------------------
indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                    (d)  "Additional Shares of Common Stock" shall mean, with
                          ---------------------------------
respect to each series of Preferred Stock, all shares of Common Stock issued (or, pursuant to Article VI, Section D.4(3) deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (i)    upon conversion of shares of Preferred Stock;

                         (ii) as a dividend or distribution on Preferred Stock or any event for which adjustment is made pursuant to Article VI, Section D.4(6) hereof;

                         (iii)  pursuant to equipment lease financing
          transactions approved by the Board of Directors; or

                         (iv) to directors and employees of, and consultants to, the Corporation pursuant to stock purchase or stock option plans, stock bonuses or awards warrants, contracts, or other arrangements that are approved by the Board of Directors (including approval by a majority of the outside directors).

               (2)  No Adjustment of Conversion Price.  No adjustment in the
                    ---------------------------------
number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Prices of such Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

               (3)  Deemed Issuances of Additional Shares of Common Stock.
                    -----------------------------------------------------

                    (a)  Options and Convertible Securities.  In the event the
                         ----------------------------------
Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock with respect to each series of Preferred Stock, as applicable, issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to an adjustment of the Conversion Price for any series of Preferred Stock unless the consideration per share (determined pursuant to Article VI, Section D.4(5) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price of such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (i) no further adjustment in the applicable Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                                1. in the case of Convertible Securities or Options for Common Stock only the Additional Shares of Common Stock issued where the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                2.  in the case of Options for Convertible
          Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Article VI, Section D.4(5)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Conversion Prices to an amount which exceeds the lower of (i) the applicable Conversion Prices on the original adjustment date, or (ii) the applicable Conversion Prices that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                         (v) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Prices shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (iii) above; and

                         (vi) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Prices shall be adjusted pursuant to this Article VI, Section D.4(3) as of the actual date of their issuance.

                    (b)  Stock Dividends, Stock Distributions and Subdivisions.
                         -----------------------------------------------------
With respect to each series of Preferred Stock, in the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued with respect to such series of Preferred Stock:

                         (i)    in the case of any such dividend or
          distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                         (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Prices shall be adjusted pursuant to this subsection D.4(3) as of the time of actual payment of such dividend.

               (4)  Adjustment of Conversion Price Upon Issuance of Additional
                    ----------------------------------------------------------
Shares of Common Stock. In the event the Corporation shall issue Additional
----------------------
Shares of Common Stock with respect to a series of Preferred Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article VI, Section D.4(3), but excluding Additional Shares of Common Stock issued pursuant to Article VI, Section D.4(3)(b), which event is dealt with in Article VI, Section D.4(6) hereof), without consideration or for a consideration per share less than the applicable Conversion Price(s) in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price by a fraction (x) the numerator of which shall be
(1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at that applicable Conversion Price, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for the purposes of this Article VI, Section D.4(4), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Article VI, Section D.4(3) above, such Additional Shares of Common Stock shall be deemed to be outstanding, and provided further that the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

               (5)  Determination of Consideration.  For purposes of this
                    ------------------------------
Article VI, Section D.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (a)  Cash and Property.  Such consideration shall:
                         -----------------

                         (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

                    (b)  Options and Convertible Securities.  The consideration
                         ----------------------------------
per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article VI, Section D.4(3)(a), relating to Options and Convertible Securities, shall be determined by dividing

                         (i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (6)  Adjustments for Subdivisions, Combinations or Consolidation
                    -----------------------------------------------------------
of Common Stock. In the event the outstanding shares of Common Stock shall be
---------------
subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, the applicable Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (7)  Adjustments for Other Distributions. In the event the
                    -----------------------------------
Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Article VI, Section D.4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article VI, Section D.4 with respect to the rights of the holders of the Preferred Stock.

               (8)  Adjustments for Reclassification, Exchange and Substitution.
                    -----------------------------------------------------------
If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

               (9)  Reorganization, Mergers, Consolidations, or Sales of Assets.
                    -----------------------------------------------------------
Subject to Article VI, Section B hereof, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Article VI, Section D) or a merger or consolidation of this Corporation with or into another corporation, or the sale of all or substantially all of this Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock held by them, the number of shares of stock or other securities or property of this Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled up on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article VI, Section D with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Article VI, Section D (including adjustment of the applicable Conversion Prices then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          5.   No Impairment.  Except in accordance with Article VI, Section E
               -------------
below, this Corporation will not by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Article VI, Section D and in the taking of all such action as may be necessary or appropriate in order to protect the applicable Conversion Rights of the holders of the Preferred against impairment.

          6.   Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the applicable Conversion Price pursuant to this
Article VI, Section D, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the

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

number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

     E.   Protective Provisions.  In addition to any other rights provided by
          ---------------------
law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock:

          1. amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

          2. authorize or issue shares of any class or series of stock having any preference, priority or pari passu rights as to dividends or assets equal or superior to any such preference or priority of the Preferred;

          3. increase the number of authorized shares of Common Stock or Preferred Stock;

          4. reclassify any shares of Common Stock or any other shares of this Corporation into shares having any preference, priority or pari passu rights as to dividends or assets equal or superior to any such preference or priority of the Preferred Stock;

          5. enter into a Business Combination. As used herein, a Business Combination shall mean (i) the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation in any transaction or series of transactions, (ii) the merger or consolidation of the Corporation into or with any other Corporation or the merger or consolidation of any other Corporation into or with the Corporation (except for a merger or consolidation in which the holders of 100% of the voting capital stock of the Corporation as constituted immediately prior to such merger or consolidation will, immediately after such transaction by virtue of securities issued as consideration for the transaction, hold more than 50% of the voting rights of the surviving entity) and (iii) any other reorganization or transaction or series of related transactions in which the holders of 100% of the voting power of the Corporation immediately prior to such reorganization or transaction have less than 50% of the voting power of the Corporation immediately after such reorganization or transaction;

          6. declare or pay any dividend or make any other distribution on Common Stock or Preferred Stock; or

          7. redeem, purchase or acquire any shares of Common Stock other than repurchases of stock at cost pursuant to the exercise of a right of repurchase from a director, employee or consultant of the Corporation.

     In addition, the Corporation shall not take any action which adversely affects the rights, preferences and privileges of the Series C Preferred Stock without the consent of the holders of at least a majority of the Series C Preferred Stock.

     F.   Notices of Record Dates.  In the event that the Corporation shall
          -----------------------
propose at any time:

          1. to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          2. to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

          3. to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

          4. to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to each holder of Preferred Stock:

               (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (3) and (4) above; and

               (2)  in the case of the matters referred to in clauses (3) and
(4) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation. Any notice required by the provisions herein to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the Unites States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

     G.   Reservation of Stock Issuable Upon Conversion. The Corporation shall
          ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

ARTICLE VII    INCORPORATOR
               ------------

     The name and mailing address of the incorporator are as follows:


          Stephen Kim
          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA 94304

     Subject to the provisions of the General Corporation Law of the State of Delaware, the number of Directors of the Corporation shall be determined as provided by the Bylaws.

ARTICLE VIII   LIMITATION OF LIABILITY AND INDEMNIFICATION
               -------------------------------------------

     1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the Corporation.

     3. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

     IN WITNESS WHEREOF, Centillium Communications, Inc. has caused this Certificate of Incorporation to be executed, its corporate seal affixed, and the foregoing to be attested, all by duly authorized officers on the 15th day of November, 1999.

                                    /s/ Stephen E. Kim,
                                    ____________________________________________
                                    Stephen E. Kim,
                                    Incorporator

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